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                                                                    EXHIBIT 11.0

                           ARTHUR J. GALLAGHER & CO.

                       COMPUTATION OF EARNINGS PER COMMON
                          AND COMMON EQUIVALENT SHARE

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

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
                                                       YEARS ENDED DECEMBER 31,
                                                      --------------------------
                                                        1996     1995     1994
                                                      -------- -------- --------
Net earnings........................................  $ 45,803 $ 42,545 $ 37,166
Adjustment to net earnings for computation related
 to the 20% limitation on the buy back of common
 shares using the treasury stock method.............       944      --       --
                                                      -------- -------- --------
Net earnings applicable to computation..............  $ 46,747 $ 42,545 $ 37,166
                                                      ======== ======== ========
Average common shares outstanding...................    16,283   16,343   16,395
Dilutive effect of stock options using the treasury
 stock method.......................................     1,492      911      794
                                                      -------- -------- --------
Weighted average number of common and common
 equivalent shares outstanding......................    17,775   17,254   17,189
                                                      ======== ======== ========
Net earnings per common and common equivalent share.  $   2.63 $   2.47 $   2.16
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